Exhibit 10.2

COMPANY NAME

SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN AGREEMENT

This Supplemental Executive Retirement Plan Agreement (“Agreement”) is made this ____ of _________, 2025, by and between Pioneer State Bank, a Montana state-charted bank, hereinafter referred to as “Bank,” and Phillip K. Willett, hereinafter referred to as “Executive.”

WHEREAS, the Executive has performed valuable services for the Bank; and

WHEREAS, the Executive currently serves as President, Chief Executive Officer of the Bank, and the Bank wishes to benefit from the Executive’s continued service to the continued profit of the Bank;

NOW, THEREFORE, in order to reward and encourage such continued loyal and valuable service, and to assist the Executive in adequately planning for the financial demands of retirement, and to provide also for the Executive’s family’s security in the event of disability or death, by providing the benefits described in Article I of the Agreement “Benefits”, the parties agree to the terms and conditions of the Agreement, as follows.

ARTICLE I

A.	Normal Retirement Benefit. Subject to the conditions hereof, the Bank shall commence payment to the Executive of retirement benefits under the Agreement of $150,000 per year to be paid in equal monthly installments for a continuous period of ten (10) years (“Normal Retirement Benefit”), commencing on the first day of the first month immediately following the Executive’s Separation from Service with the Bank on or after the Executive attains age 62 (“Retirement” and “Normal Retirement Age”, respectively).

B.	Pre-Retirement Disability Benefit. If the Executive experiences a Disability prior to Retirement, the Bank shall pay to the Executive a lump sum equal to the Executive’s liability balance under the Agreement accrued and expensed by the Bank under Generally Accepted Accounting Principles (“Accrued Benefit”) on the first day of the first month immediately following the Executive’s Disability.

C.	Voluntary Separation or Termination without Cause prior to Retirement. If the Executive voluntarily Separates from Service with or is terminated by the Bank without Cause prior to the Executive’s Retirement, the Bank shall commence payment to the Executive of the Executive’s vested Normal Retirement Benefit commencing on the first day of the first month immediately following the Executive’s Normal Retirement Age.

D.	Death During Benefits Payout. In the event that the Executive should die after commencement of payment of the Executive’s Benefits under Sections I. A., B., or C., hereof, but before receiving the full Benefits thereunder, the Bank shall pay a lump sum equal to the present value of the Executive’s remaining Benefits to the Executive’s Beneficiary (calculated using a 5% discount rate), no later than December 31st of the calendar year following the year of the Executive’s death.

E.	Pre-Retirement Death Benefit. If the Executive dies prior to the Executive’s Retirement, the Bank shall pay a lump sum equal to the Present Value of the Executive’s Accrued Benefit to the Executive’s Beneficiary, no later than December 31st of the calendar year following the year of the Executive’s death.

ARTICLE II

A.	Vesting of Benefits. Subject to forfeiture of Benefits under Section II.B. hereof, the Executive shall be vested and have nonforfeitable rights to any and all Benefits, to be paid under this Agreement as follows:

1.	The Executive shall vest and be entitled to 0% of Benefits hereunder until he attains age 60;

2.	The Executive shall vest and be entitled to 100% of Benefits hereunder upon attainment of age 60, so long as the Executive does not experience a termination of employment with the Bank prior to such date; and

3.	Death, Disability, or Change in Control. Notwithstanding the foregoing, upon the Executive’s death, Disability, or a Change in Control prior to a termination of Executive’s employment with the Bank, the Executive shall become one hundred percent (100%) vested in the Benefits under the Agreement.

B.	Forfeiture of Benefits Upon Termination for Cause. Notwithstanding anything to the contrary contained in the Agreement the Executive shall forfeit all rights to any and all Benefits to be paid to him under this Agreement if the Executive’s employment is terminated by the Bank for Cause as defined herein. For purposes of the Agreement, “Cause” means the termination of Employee’s employment upon (as determined by the Bank): (i) Employee’s breach of Employee’s fiduciary duty or commission of any material act of dishonesty or disloyalty or violation of law involving the Bank or PSB Financial, Inc., the parent bank holding company of the Bank (“Holding Company”); (ii) Employee’s commission of a crime, the circumstances of which substantially relate to Employee’s employment duties with the Bank or Holding Company; (iii) Employee’s willful engagement in conduct which is materially injurious to the Bank or Holding Company; (iv) Employee’s failure to follow reasonable instructions from the Bank or the Bank’s Board of Directors (the “Board”) concerning the operations or business of the Board or Holding Company; (v) Employee’s breach of any agreement between Employee and the Bank or Holding Company, including without limitation, the Restrictive Covenant Agreement or any other non-disclosure, non-competition or non-solicitation agreement; (vi) Employee’s willful violation of any material written policies or procedures of the Bank or Holding Company (including without limitation any sexual harassment or misconduct policy); (vii) Employee’s misappropriation of funds or property of the Bank or Holding Company; or (viii) Employee’s attempt to obtain a personal profit from any transaction in which the Bank or Holding Company has an interest, and which constitutes a corporate opportunity of the Bank or Holding Company, or which is adverse to the interests of the Bank or Holding Company, unless the transaction was approved in writing by the Board after full disclosure of all details relating to such transaction. For purposes of this definition, no act, or failure to act, on Employee’s part will be deemed “willful” unless done, or omitted to be done, by Employee in bad faith.

C.	No Acceleration of Benefits. The benefits provided for under this Agreement may not be accelerated and paid at an earlier time than specified in Article I, neither at the option of the Executive nor at the discretion of the Bank or any other person.

ARTICLE III

A.	Restrictive Covenant Agreement. As a condition of receiving Benefits under this Agreement, Executive agrees to execute the “Restrictive Covenant Agreement”, attached hereto as Exhibit A and incorporated herein by reference.

B.	Effect of Breach. In the event that Executive breaches any provision of the Restrictive Covenant Agreement or any other restrictive covenant agreement between the Bank and Executive which is entered into subsequent to this Agreement, Executive agrees that the Bank may suspend or cease all additional payment of Benefits to Executive under this Agreement, recover from Executive any damages suffered as a result of such breach and recover from Executive any reasonable attorneys’ fees or costs it incurs as a result of such breach. In addition, Executive agrees that the Bank may seek injunctive or other equitable relief, without the necessity of posting bond, as a result of a breach by Executive of any provision of the Restrictive Covenant Agreement.

ARTICLE IV

A.	Inalienability of Benefits. No assignment, pledge, hypothecation, collateralization, lien or attachment of any of the Benefits payable pursuant to the provisions of this Agreement shall be valid or recognized by the Bank. None of the payments provided for by this Agreement shall be subject to seizure for payment of any debts or judgments against the Executive or any beneficiary, nor shall the Executive, his personal representative, heir or any beneficiary or other successor thereto have the right to transfer, modify, anticipate, or in any way encumber any rights or benefits under this Agreement.

B.	Amendment. During the lifetime of the Executive, this Agreement may be altered, amended, or revoked at any time in whole or in part by written agreement of the parties. Notwithstanding the foregoing sentence, no alteration, amendment, or revocation of this Agreement may be made in a manner that would cause the benefits payable hereunder to be accelerated or to be deferred in a manner that would cause this Agreement not to comply with IRC §409A. Notwithstanding the foregoing, to the extent that any provision hereof would otherwise result in the Executive being subject to payment of the additional tax, interest and tax penalty under Section 409A of the Code, the Bank shall amend this Agreement in a manner that brings it into compliance with Section 409A of the IRC. Further, notwithstanding anything else in this Agreement to the contrary, the Bank reserves the unilateral right to terminate this Agreement in accordance with Section Treasury Regulations Section 1.409A-3(j)(4)(ix).

C.	Designation of Beneficiary. The Executive may from time to time designate any person or persons (who may be designated contingently or successively and who may be an entity other than a natural person) as the “Beneficiary” or “Beneficiaries” to whom payments are to be made under the Agreement if the Executive dies before receipt of all amounts that become due hereunder. Each beneficiary designation shall be in the form prescribed by the Bank and will be effective only when filed with the Bank during the Executive’s lifetime. Each beneficiary designation filed with the Bank will cancel all beneficiary designations previously filed with the Bank. In the absence of any designation of a Beneficiary, or if no designated Beneficiary survives the Executive, the Bank shall distribute any amounts due hereunder to the Executive’s surviving spouse, or if there is no surviving spouse, to the personal representative of the Executive’s estate.

D.	Incapacity of Recipient. If the Bank finds that any person to whom payment is to be made hereunder is unable to care for their affairs due to illness or accident, or is a minor, any payment due may be paid to the spouse, child, parent, brother or sister, guardian, authorized agent under a durable power of attorney for financial matters, or to any person deemed by the Bank to have incurred expense for such person otherwise entitled to payment, in accordance with the applicable provisions of this Agreement. Any such payment shall be a complete discharge of the Bank’s liabilities under this Agreement.

E.	Unsecured Promise. The provisions of this Agreement represent the unsecured promises of the Bank. The Executive understands and acknowledges that the benefits herein are not secured by any rights to specific assets of the Bank.

F.	Employee Retirement Income Security Act (“ERISA”); Administration. For purposes of Title I of ERISA, the arrangement described in this Agreement is an unfunded excess benefit plan for a select highly compensated employee. The named fiduciary and “Plan Administrator” of this Agreement is the Bank. As named Fiduciary and Plan Administrator, the Bank shall be responsible for the management, control and administration of the Agreement as established herein. The Bank may delegate to others certain aspects of the management and operation responsibilities of the Agreement, including the employment of advisors and the delegation of ministerial duties to qualified individuals. The good faith interpretation and construction of any provision or action taken under this Agreement by the Bank shall be binding and conclusive on all persons for all purposes.

G.	Claims Procedure and Arbitration. Any claim under the Agreement should be filed in writing with the Plan Administrator, and the Plan Administrator shall respond to such claim in writing, in plain understandable language, making detailed and specific reference to material facts and to the terms of this Agreement, and explaining how and when benefits will be paid, or why they will not be paid, and outlining timely and reasonable procedures for appeal. In the event that benefits under this Agreement are not paid to the Executive (or to the Executive’s Beneficiary in the case of the Executive’s death) and the Executive or their Beneficiary believe they are entitled to receive such benefits, then a written claim must be made to the Plan Administrator within 60 days from the date payments are refused. The Plan Administrator shall review the written claim and if the claim is denied, in whole or in part, it shall provide in writing within 90 days of receipt of such claim the specific reasons for such denial, reference to the provisions of the Agreement upon which the denial is based and any additional material or information necessary to perfect the claim. Such written notice shall further indicate the additional steps to be taken by claimants if a further review of the claim denial is desired. A claim shall be deemed denied if the Plan Administrator fails to take any action within the aforesaid 90-day period. If claimants desire a second review, they shall notify the Plan Administrator in writing within 60 days of the first claim denial. Claimants may review the Agreement or any documents relating thereto and submit any written issues and comments they may feel appropriate. In its sole discretion, the Plan Administrator shall then review the second claim and provide a written decision within 60 days of receipt of such claim. This decision shall likewise state the specific reasons for the decision and shall include reference to specific provisions of the Agreement upon which the decision is based. If either party to this Agreement believes there are unresolved monetary issues regarding this Agreement, either party may submit the issues for mediation or arbitration. The rules and procedures of arbitration to be utilized are those of the American Arbitration Association.

H.	Withholding. The Bank shall deduct from any payments made to the Executive or the Executive’s designated beneficiary or beneficiaries under this Agreement any federal, state, local, or other taxes, social security or charges, if any, which the Bank is required to withhold under applicable law. Further, the Bank may deduct from any payments it makes to the Executive outside of this Agreement the amount to satisfy the Bank’s Federal Insurance Contributions Act (“FICA”) tax withholding obligation in the taxable year that any portion of the Executive’s benefit under the Agreement is no longer subject to a substantial risk of forfeiture as such term is defined under the FICA Treasury Regulations. The Bank shall have the right to rely upon an opinion of legal counsel or its independent auditors as to the amount to be so withheld. If for any reason, the Bank does not withhold taxes and/or social security as required by the applicable law, by participating in the Agreement the Executive agrees that the Bank may collect any unpaid taxes or social security from any other payments (including but not limited to wages, expenses and bonuses) that may be payable hereunder, and to the extent that these are insufficient to meet the full tax or social security, the Executive agrees to indemnify the Bank for such amounts.

I.	IRC Section 409A. The Bank intends that any amounts payable under this Agreement comply with the provisions of Section 409A of the Internal Revenue Code of 1986, as amended (“IRC”), and the guidance promulgated thereunder so as not to subject the Executive to the payment of the additional tax, interest and any tax penalty which may be imposed under IRC Section 409A, and the provisions of this Agreement shall be interpreted in a manner consistent with such intent. Accordingly, the following definitions and rules shall apply to any and all Benefits under the Agreement:

(a)	“Change in Control” means shall mean the occurrence of any of the following events:

(i)            Any “person” (as such term is used in Section 3(a)(9) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), that than Holding Company in the case of the Bank or any employee benefit plan sponsored or maintained by the Holding Company or the Bank, becomes, after the date hereof, the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Bank or Holding Company representing fifty percent (50%) or more of the then-outstanding voting securities of the Bank or Holding Company;

(ii)           when any person, excluding any employee benefit plan sponsored or maintained by the Company or any Affiliate of the Company (including any trustee of such plan acting as trustee), directly or indirectly, becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act, as amended from time to time), of securities of the Company or the Bank representing 50% or more of the combined voting power of the Company’s or the Bank’s then outstanding securities with respect to the election of the directors of the Company or the Bank;

(iii)           when, during any period of 24 consecutive months, the individuals who, at the beginning of such period, constitute the Board (the “Incumbent Directors”) cease for any reason other than death to constitute at least a majority thereof, provided, however, that a director who was not a director at the beginning of such 24-month period shall be deemed to have satisfied such 24-month requirement (and be an Incumbent Director) if such director was elected by, or on the recommendation of or with the approval of, at least a majority of the directors who then qualified as Incumbent Directors either actually (because they were directors at the beginning of such 24-month period) or by prior operation of this provision;

(iv)           the purchase of substantially all of the assets or merger, consolidation of the Company or Bank by an entity other than a 50% or more owned Affiliate of the Company, except in the case of a transaction pursuant to which, immediately after the transaction, the Company’s shareholders immediately prior to the transaction, either directly or indirectly, own at least 60% of the combined voting power of the surviving entity’s then outstanding securities with respect to the election of the directors of such entity in roughly the same proportions as prior to the transaction; or

(v)            the liquidation or dissolution of the Company or the Bank.

Notwithstanding the foregoing, a Change in Control shall not be deemed to occur solely because fifty percent (50%) or more of the combined voting power of the then outstanding securities of the Company or the Bank are acquired by: (1) a trustee or other fiduciary holding securities under one or more executive benefit plans maintained for executives of the Bank or the Company, or (2) any entity which, immediately prior to such acquisition, is owned directly or indirectly by the stockholders of the Company in the same proportion as their ownership of Company stock immediately prior to such acquisition.

The determination as to whether a Change in Control or an agreement to effect a Change in Control has occurred shall be made by the Administrator and shall be conclusive and binding on all interested parties.

(b)	“Disability” means a disability as determined by the Social Security Administration or a claims administrator of an accident and health plan covering employees of the Bank, that the Executive is (i) unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months or (ii) by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than three months under an accident and health plan covering employees of the Bank.

(c)	“Separation from Service” with the Bank means the date upon which the Executive and Bank reasonably anticipate that (a) no further services will be performed by the Executive for the Bank after such date (whether as an employee or as an independent contractor), or (b) the level of bona fide services the Executive will perform after such date (whether as an employee or as an independent contractor) is reduced to no more than fifty percent (50%) of the average level of bona fide services performed (whether as an employee or as an independent contractor) over the immediately preceding 36-month period.

(d)	Whenever Benefits under this Agreement specify a payment period with reference to a number of days or payment period that may span two calendar years, the actual date of payment within the specified period shall be within the sole discretion of the Bank.

J.	Binding on Heirs, etc. This Agreement is solely between the Bank and the Executive and shall be binding upon the parties to this Agreement, their heirs, assigns, successors, executors, and administrators.

K.	Notices. Any notice to be given by the Executive hereunder shall be sent by registered or certified mail to the Bank at 202 North Main Street, Deer Lodge, Montana 59725, and any notice from the Bank to the Executive or the Executive’s Beneficiary shall be sent by registered or certified mail to the Executive’s or the Executive’s Beneficiary’s personal address or delivered personally to the Executive or their Beneficiary. Either party may change the address to which notices are to be addressed by notice in writing given to the other in accordance with the terms hereof.

L.	Governing Law. This Agreement and all distributions under it shall be governed by the laws of the State of Montana without regard to provisions of conflicts of law thereunder, and all disputes arising under the Agreement shall be brought before and heard by courts having their forum within the State of Montana.

M.	Severability; Partial Invalidity. If any portion of this Agreement is determined by a court to be invalid or otherwise not enforceable, such determination shall not render any other term of the Agreement to be invalid, void or unenforceable, and the Agreement shall remain in full force and effect notwithstanding such partial invalidity.

N.	Construction. Except when otherwise indicated by context, any terminology referring to gender shall include any other gender and the definition of any term in the singular shall include the plural.

O.	Headings. Headings in this Agreement are for convenience only and shall not be used to interpret or construe its provisions.

P.	Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

Q.	Entire Agreement. This Agreement represents the final and entire agreement between the parties, and supersedes all prior or contemporaneous agreements, express or implied, written or unwritten.

IN WITNESS WHEREOF, the parties have executed this Agreement on the day, month, and year first above written.

BANK

BY:

Name:

Title:

EXECUTIVE

Phillip K. Willett